                                                                    EXHIBIT 11.1

                       SPLASH TECHNOLOGY HOLDINGS, INC.

                     COMPUTATION OF EARNINGS PER SHARE (1)
                   (in thousands, except per share amounts)

                                                            Three             Three                  Nine               Five
                                                            Months            Months                Months              Months
                                                            Ended              Ended                 Ended              Ended
                                                           June 30,           June 30,              June 30,          June 30,
                                                             1997              1996                  1997               1996
                                                           ----------        ---------              -------          ----------
                                                          (Unaudited)       (Unaudited)           (Unaudited)
Weighted average common shares
  outstanding for the period...........................        12,089            7,580               11,903               7,580

Common equivalent shares pursuant
  to Staff Accounting Bulletin No. 83 (2)..............             _              228                    _                 259

Common equivalent shares outstanding
     from conversion of preferred stock................             _            1,741                    _               1,741

Shares used in per share calculation...................        12,089            9,549               11,903               9,580
                                                           ----------        ---------              -------          ----------

Net income  (loss).....................................    $   (6,981)       $     760              $  (187)         $  (11,579)

Cumulative dividends on preferred stock,
net of redemption of preferred stock...................             -             (365)                  (4)               (365)
                                                           ----------        ---------              -------          ----------
Adjusted net income (loss).............................    $   (6,981)       $     395              $  (191)         $  (11,944)
                                                           ==========        =========              =======          ==========

Net income (loss) per share............................    $    (0.58)       $    0.04              $ (0.02)         $    (1.25)
                                                           ==========        =========              =======          ==========


(1) This exhibit presents the primary and fully diluted computations of net income (loss) per share. There is no significant difference in the per-share amounts when applying either method.

(2) The number of common equivalent shares which were issued during the twelve months immediately preceding the Company's initial public offering date pursuant to the grant of stock options (using the treasury stock method and proposed offering price) and the issuance of warrants and other common stock equivalents have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.